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                                                                  EXHIBIT 4.12

                      FORM OF CERTIFICATE OF DESIGNATIONS,
                            PREFERENCES AND RIGHTS OF
                            SERIES __ PREFERRED STOCK


                                       of


                                  CINERGY CORP.


            Pursuant to Section 151 of the General Corporation Law
                           of the State of Delaware



         The undersigned, __________, [title] of CINERGY CORP., a Delaware corporation (hereinafter called the "CORPORATION"), pursuant to the provisions of Sections 103 and 151 of the General Corporation Law of the State of Delaware, hereby makes this Certificate of Designations and hereby states and certifies that pursuant to the authority expressly vested in the Board of Directors of the Corporation by its Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

         RESOLVED, that, pursuant to Article Fourth of the Corporation's Certificate of Incorporation (which authorizes 10,000,000 shares of preferred stock, par value $.01 per share ("PREFERRED STOCK"), the Board of Directors hereby fixes the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock.

         RESOLVED, that each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

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           1. NUMBER AND DESIGNATION. [_________] shares of the Preferred
Stock of the Corporation shall be designated as Series __ Preferred Stock ("SERIES __ PREFERRED STOCK").

           2. RANK. The Series __ Preferred Stock shall, with respect to dividend rights and rights on liquidation, dissolution and winding-up, rank prior to all other classes or series of equity securities of the Corporation, including the Corporation's common stock, par value $.01 per share ("COMMON STOCK"). All equity securities of the Corporation to which the Series __ Preferred Stock ranks prior (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise), including the Common Stock, are collectively the "JUNIOR SECURITIES." All equity securities of the Corporation with which the Series __ Preferred Stock ranks on a parity (whether with respect to dividends or upon liquidation, dissolution, winding-up or otherwise) are collectively the "PARITY SECURITIES." The respective definitions of Junior Securities and Parity Securities shall also include any rights or options exercisable for or convertible into any of the Junior Securities and Parity Securities, as the case may be. The Series __ Preferred Stock shall be subject to the creation of Junior Securities and Parity Securities.

           3. DIVIDENDS. (a) Holders of Series __ Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the annual rate of $____ per share. Such dividends shall be payable in arrears in equal amounts [quarterly] on _________[, _________, __________] and ________ of
each year (unless such day is not a business day, in which event on the next succeeding business day) (each of such dates being a "DIVIDEND PAYMENT DATE" and each such [quarterly] period being a "DIVIDEND PERIOD"). Such dividends shall be cumulative from the date of issue, whether or not funds of the Corporation are legally available for the payment of such dividends. Each such dividend shall be payable to the holders of record of shares of the Series __ Preferred Stock, as they appear on the Corporation's stock register at the close of business on such record dates, which record dates shall be not more


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than 60 days or less than 10 days prior to the respective Divident Payment
Date, as shall be fixed by the Board of Directors. Accrued and unpaid dividends for any past Dividend Periods may be declared and paid at any time, without reference to any Dividend Payment Date, to holders of record on such date, not more than 45 days preceding the payment date thereof, as may be fixed by the Board of Directors.

          (b) The amount of dividends payable for each full Dividend Period for the Series __ Preferred Stock shall be computed by dividing the annual dividend rate by [four]. The amount of dividends payable for the initial Dividend Period, or any other period shorter or longer than a full Dividend Period, on the Series
__ Preferred Stock shall be computed on the basis of 30-day months and a 12-month year. Holders of Series __ Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of cumulative dividends, as herein provided, on the Series __ Preferred Stock. No interest or sum of money in lieu of interest shall be payable in respect of any dividend payment on the Series __ Preferred Stock that may be in arrears.

          (c) So long as any shares of the Series __ Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment any dividends or distributions on Parity Securities, for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Series __ Preferred Stock for all Dividend Periods terminating on or before the date of payment of the dividend on such Parity Securities. If dividends are not paid in full or a sum sufficient for such payment is not set apart, all dividends declared upon shares of the Series __ Preferred Stock and all dividends declared upon any other Parity Securities shall be declared ratably in proportion to the respective amounts of dividends accumulated and unpaid on the Series __ Preferred Stock and accumulated and unpaid on such Parity Securities.


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          (d) So long as any shares of the Series __ Preferred Stock are outstanding, the Corporation shall not, and shall cause its subsidiaries not to, directly or indirectly, declare, pay or set apart for payment any dividends or other distributions on Junior Securities (other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, Junior Securities) or redeem or otherwise acquire any Junior Securities (other than a redemption or acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Corporation or any subsidiary of the Corporation) (all such dividends, distributions, redemptions or acquisitions being a "JUNIOR SECURITIES DISTRIBUTION") for any consideration (including any moneys to be paid to or made available for a sinking fund for the redemption of any shares of any such stock), except by conversion into or exchange for Junior Securities, unless in each case the full cumulative dividends on all outstanding shares of the Series __ Preferred Stock and any other Parity Securities have been paid or set apart for payment for all past and current Dividend Periods with respect to the Series __ Preferred Stock and all past and current dividend periods with respect to such Parity Securities.

           4. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation's assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Securities, holders of Series __ Preferred Stock shall be entitled to receive $______ per share of Series __ Preferred Stock plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding-up of the Corporation, the Corporation's assets, or proceeds thereof, distributable among the holders of Series __ Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of Series __ Preferred Stock and any other Parity Securities ratably in accordance


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with the respective amounts that would be payable on such shares of Series __
Preferred Stock and any such other Parity Securities if all amounts payable thereon were paid in full. Notwithstanding anything else in the Corporation's Certificate of Incorporation, a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation shall be deemed to have occurred upon (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, conversion, merger or consolidation, whether of the Corporation with or into any other corporation or of any other corporation with or into the Corporation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Corporation); or (ii) a sale of all or substantially all of the assets of the Corporation; PROVIDED that a consolidation or merger as a result of which the holders of capital stock of the Corporation immediately before such merger or consolidation possess (by reason of such holdings) 50% or more of the voting power of the corporation surviving such merger or consolidation (or other corporation which is the issuer of the capital stock into which the capital stock of the Corporation is converted or exchanged in such merger or consolidation) shall not be treated as a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation within the meaning of this Section 4.

          (b) Subject to the rights of the holders of any Parity Securities, after payment has been made in full to the holders of the Series __ Preferred Stock, as provided in this Section 4, holders of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and holders of Series __ Preferred Stock shall not be entitled to share therein.

           5. REDEMPTION. (a) [The Series __ Preferred Stock shall not be redeemable by the Corporation before ___________, 20__. On and after _____________, 20__,] to the extent the Corporation has funds legally available for such payment, the Corporation may redeem at its option shares of Series __ Preferred Stock, at any time in whole or from time to time in part, at a redemption price of [$__] per share,


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plus accrued and unpaid dividends thereon to the redemption date, in cash without interest.

          (b) To the extent the Corporation has funds legally available for such payment, commencing on ___________, 20__ and on each ____________ thereafter, the Corporation shall redeem a number of shares of Series __ Preferred Stock equal to __% of the highest number of shares of Series __ Preferred Stock at any time outstanding, at a redemption price of $__ per share, plus accrued and unpaid dividends thereon to the redemption date, in cash without interest. Shares of Series __ Preferred Stock previously retired (other than pursuant to this Section 5(b)) and shares of Series __ Preferred Stock previously or simultaneously acquired by the Corporation and retired, that have not been credited against the redemption requirement set forth in this Section 5(b), may be applied, in whole or in part, to satisfy the Corporation's obligations under this Section 5(b).

         [(c) To the extent the Corporation has funds legally available for such payment, on [maturity date], if any shares of the Series __ Preferred Stock shall be outstanding, the Corporation shall redeem all outstanding shares of the Series __ Preferred Stock, at a redemption price of $____ per share, plus accrued and unpaid dividends thereon to the redemption date, in cash without interest.]

          (d) Shares of Series __ Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the Preferred Stock; PROVIDED that no such issued and reacquired shares of Series __ Preferred Stock shall be reissued or sold as Series __ Preferred Stock.

          (e) If and so long as any obligation of the Corporation to redeem all outstanding shares of Series __ Preferred Stock pursuant to Sections 5(b) and 5(c) (the "MANDATORY REDEMPTION OBLIGATION")


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is not fully discharged, the Corporation shall not, and shall cause its subsidiaries not to, directly or indirectly, (i) redeem or otherwise acquire any Parity Security or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Securities (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series __ Preferred Stock) or (ii) in accordance with Section 3(d), declare or make any Junior Securities Distribution, or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of the Junior Securities.

          (f) Notwithstanding the foregoing provisions of this Section 5, unless full cumulative cash dividends (whether or not declared) on all outstanding shares of Series __ Preferred Stock have been paid or contemporaneously are declared and paid or set apart for payment for all dividend periods terminating on or before the applicable redemption date, none of the shares of Series __ Preferred Stock shall be redeemed, and no sum shall be set aside for such redemption, unless shares of Series __ Preferred Stock are redeemed pro rata.

           6. PROCEDURE FOR REDEMPTION. (a) If fewer than all the outstanding shares of Series __ Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata (with any fractional shares being rounded to the nearest whole share) as may be determined by the Board of Directors (subject to Section 5(f)).

          (b) If the Corporation redeems shares of Series __ Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days before the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the Corporation's stock register; PROVIDED that neither the failure to give such notice nor any defect therein shall affect the validity of the giving of such notice except as to the holder to whom the Corporation has failed to give said notice or whose notice was defective. Each such


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notice shall state: (i) the redemption date; (ii) the number of shares of
Series __ Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.

          (c) Notice having been mailed as aforesaid, from and after the redemption date (unless the Corporation defaults in providing money for the payment of the redemption price of the shares called for redemption), dividends on the shares of Series __ Preferred Stock so called for redemption shall cease to accrue, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price) shall cease. Upon surrender in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the Corporation shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

           7. VOTING RIGHTS. (a) Holders of record of shares of Series __ Preferred Stock are not entitled to any voting rights except as provided in this Section 7 or otherwise by law.

          (b) If and whenever six quarterly dividends (whether or not consecutive) payable on the Series __ Preferred Stock have not been paid in full or if the Corporation fails to discharge its Mandatory Redemption Obligation, the number of directors then constituting the Board of Directors shall be increased by two and the holders of Series __ Preferred Stock, together with the holders of every other series of preferred stock upon which like rights to vote for the election of two additional directors have been conferred and are exercisable (resulting from either the failure to pay dividends or the failure to redeem) (any


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such other series being the "PREFERRED SHARES"), voting as a single class regardless of series, shall be entitled to elect the two additional directors to serve on the Board of Directors at any annual meeting of stockholders or special meeting held in place thereof, or at a special meeting of the holders of the Series __ Preferred Stock and the Preferred Shares called as hereinafter provided. When all arrears in dividends on the Series __ Preferred Stock and the Preferred Shares then outstanding have been paid and dividends thereon for the current quarterly dividend period have been paid or declared and set apart for payment, or the Corporation has fulfilled its Mandatory Redemption Obligation, as the case may be, then the right of the holders of the Series __ Preferred Stock and the Preferred Shares to elect such additional two directors shall cease (but subject always to the same provisions for the vesting of such voting rights in the case of any similar future arrearages in six quarterly dividends or failure to fulfill any Mandatory Redemption Obligation), and the terms of office of all Persons elected as directors by the holders of the Series __ Preferred Stock and the Preferred Shares shall immediately terminate and the number of the Board of Directors shall be reduced accordingly. At any time after such voting power has been so vested in the holders of Series __ Preferred Stock and the Preferred Shares, the secretary of the Corporation may, and upon the written request of any holder of Series __ Preferred Stock (addressed to the secretary at the principal office of the Corporation) shall, call a special meeting of the holders of the Series __ Preferred Stock and of the Preferred Shares for the election of the two directors to be elected by them as herein provided, such call to be made by notice similar to that provided in the by-laws of the Corporation for a special meeting of the stockholders or as required by law. If the secretary does not call a meeting as above provided within 20 days after receipt of any such request, then any holder of Series __ Preferred Stock may call such meeting, upon the notice above provided, and for that purpose shall have access to the stock books of the Corporation. The directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders or special meeting held in lieu thereof if such office shall not have terminated as above provided. If any vacancy shall occur among the directors elected by the holders of the Series __ Preferred


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Stock and the Preferred Shares, a successor shall be elected by the Board of
Directors, upon the nomination of the then-remaining director elected by the holders of the Series __ Preferred Stock and the Preferred Shares or the successor of such remaining director, to serve until the next annual meeting of the stockholders or special meeting held in place thereof if such office shall not have terminated as provided above.

          (c) So long as any shares of Series __ Preferred Stock are outstanding, the Corporation shall not, without the written consent of a majority of the outstanding shares of Series __ Preferred Stock or affirmative vote of holders of a majority of the outstanding shares of Series __ Preferred Stock at a meeting of the holders of Series __ Preferred Stock duly called for such purpose, amend, alter or repeal (by merger, consolidation, combination, reclassification or otherwise) any provision of its Certificate of Incorporation or by-laws so as to materially adversely affect the preferences, rights or powers of the Series __ Preferred Stock; PROVIDED that any such amendment that changes the dividend payable on or the liquidation preference of the Series __ Preferred Stock requires the affirmative vote at a meeting of holders of Series
__ Preferred Stock duly called for such purpose or written consent of the holder of each share of Series __ Preferred Stock.

          (d) Without the written consent of a majority of the outstanding shares of Series __ Preferred Stock or affirmative vote of holders of a majority of the outstanding shares of Series __ Preferred Stock at a meeting of such holders duly called for such purpose, the Corporation shall not (i) issue any additional Series __ Preferred Stock or (ii) create, authorize or issue any [Parity Securities or Senior Securities] or increase the authorized amount of any such other class or series, other than issuances of Parity Securities in connection with any merger in which the Corporation is the surviving entity.

          (e) In exercising the voting rights set forth in this Section 7, each share of Series __ Preferred Stock shall have one vote per share, except that when any other series of preferred stock has the right to


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vote with the Series __ Preferred Stock as a single class on any matter, then the Series __ Preferred Stock and such other series shall have with respect to such matters one vote per $____ of stated liquidation preference. Except as otherwise required by applicable law or as set forth herein, the shares of Series __ Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

           8. REPORTS. So long as any of the Series __ Preferred Stock is outstanding, the Corporation will furnish the holders thereof with the quarterly and annual financial reports that the Corporation is required to file with the Securities and Exchange Commission pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 or, if the Corporation is not required to file such reports, reports containing the same information as would be required in such reports.

           9. GENERAL PROVISIONS. (a) The term "PERSON" as used herein means any corporation, limited liability company, partnership, trust, organization, association, other entity or individual.

          (b) The term "OUTSTANDING", when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or a subsidiary of the Corporation.

          (c) The headings of the sections of this Certificate of Designations are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.




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         IN WITNESS WHEREOF, [Issuer] has caused this Certificate of
Designations to be signed and attested by the undersigned this __ day of ________, 20__.


                                            CINERGY CORP.



                                            By:
                                               ______________________________
                                               Name:
                                               Title:



ATTEST:




_____________________________
Name:
Assistant Secretary







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